EXHIBIT 10.1

PRINCIPAL SOLAR	EMPLOYMENT AGREEMENT

CONFIDENTIAL DOCUMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made between Principal Solar, Inc., a Delaware corporation (“The Company”), and Michael Gorton (“Employee”) as of January 1, 2012.

The parties acknowledge that (i) The Company wishes to employ Employee as Chief Executive Officer of The Company and (ii) Employee wishes to be so employed, on the terms and conditions set forth in this Agreement. ACCORDINGLY, on the basis of the acknowledgements, representations and covenants contained in this Agreement, the parties agree as follows:

ARTICLE 1 - EMPLOYMENT AND TERM

1.1.      Employment.  The Company shall employ Employee as  Chief Executive Officer of The Company and Employee accepts such employment, on the terms and conditions set forth in the Agreement.

1.2.      Term.  Unless the parties terminate or extend Employee’s employment in accordance with the terms of this Agreement, the term of Employee’s employment under this Agreement shall commence effective as of the date of this Agreement, and shall continue until such time as the Board of Directors of the Company direct otherwise or the Employee resigns. The term of Employee’s employment under this Agreement is referred to herein as the “Term.”

ARTICLE 2 - DUTIES OF EMPLOYEE

2.1.      Duties.  During the Term, Employee agrees to serve as Chief Executive Officer of The Company.  Subject to the direction and authorization of the board of directors of The Company (other than Employee, if applicable) (the “Board”), Employee shall, directly or indirectly, manage all Company operations and shall perform such other functions and undertake such other responsibilities, including participation as a member of appropriate management committees,  as  are  customarily  associated  with  his  capacity  as   Chief  Executive  Officer. Employee shall perform his duties hereunder faithfully and to the best of his ability.  In the event of any conflict between the provisions of this Agreement and any written internal rules and regulations governing the conduct of The Company’s employees, as established or modified from time to time, the provisions of this Agreement shall control.

2.2.      Exclusive Services.   During the Term, Employee will not, without the prior written approval of the Board, engage, directly or indirectly, in any other business activity which would materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of policies established from time to time by the Board.

Subject to the prior approval of the Board, Employee shall be permitted to serve on the boards of directors of corporate, civic and/or charitable companies or organizations.

ARTICLE 3 - COMPENSATION

3.1.      Base Salary.   The Company shall pay to Employee a base salary at the annual rate defined in Schedule A (as adjusted from time to time, the “Base Salary”), less taxes required  to  be  withheld  and  other  applicable  withholdings.    Thereafter,  Employee  shall  be eligible for adjustments to compensation on such terms as may be mutually agreed upon by Employee and the Board.   The Base Salary shall be payable in accord with The Company’s regular payroll practices.

3.2.      Bonus.   Employee will be entitled to participate in the Company Bonus plan on a basis consistent with his (her) employment with the Company.

3.3.    Employee Benefits.   During the Term, Employee shall be entitled to employee benefits established from time to time by The Company for management personnel of The Company who are management-level employees of The Company and/or its subsidiaries at the same general management level as Employee (“Management Employees”), subject to satisfaction of any applicable waiting or eligibility period and the policies and procedures of The Company in effect, from time to time, regarding participation in such benefits.

3.4. Reimbursement for Expenses.    During the Term, The Company shall reimburse Employee for documented travel, entertainment and other expenses reasonably incurred by Employee in connection with the performance of his duties under this Agreement consistent with reimbursement of expenses to other Management Employees and, in each case, in accordance with the rules, customs and usages promulgated by The Company from time to time in effect. The company shall pay up to $170 monthly for cell phone reimbursement and up to $1,000 for healthcare insurance reimbursement.

3.5.      Vacation.  Employee shall be entitled to FOUR (4) weeks of paid vacation time in each calendar year.  The Company has no vacation accrual program.  Any vacation days not taken shall be lost.  Should Employee leave the Company during the course of a year, Employee shall be eligible for repayment of existing vacation days not already taken.

ARTICLE 4 - TERMINATION

4.1.           Termination by The Company without Cause.

(a)       The Company may terminate Employee’s employment with or without Cause (as defined in Section 4.2 below) at any time during the Term.  If The Company terminates Employee’s employment without cause, The Company shall, immediately after the Termination Date, pay to Employee a lump sum in immediately available funds equal to all earned but unpaid Base Salary.  Further, after one year of employment, and upon termination without cause, Employee shall be eligible to receive Severance consisting of  twelve  (12) months

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of Employee’s Base Salary along with other such benefits to which the Employee was receiving prior to termination.  Any options not vested at the time of termination shall forfeit.

4.2.           Termination for Cause.

Termination for “Cause” shall mean termination because of Employee’s (a) willful misconduct or habitual neglect in the performance of his duties under this Agreement, (b) conviction for any felony involving fraud, dishonesty or moral turpitude, (c) material breach of any material provision of this Agreement that remains uncured ten (10) days following receipt by Employee from The Company of written notice thereof, (d) material violation of The Company’s policies, the violation of which by other Management Employees would be grounds for termination of such other Management Employees, or (e) material dishonesty, moral turpitude, fraud  or  misrepresentation  with  respect  to  his  material  duties  under  this  Agreement.    For purposes hereof, no act or failure to act on Employee’s part shall be “willful” unless done or omitted not in good faith and without actual belief that the action or omission was in the best interest of The Company.  Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination.  Employee shall not have the right to receive compensation or other benefits for any period after termination for Cause which have not vested or been earned as of the Termination Date.   Employee shall have the right to receive compensation or other benefits which have already vested or been earned as of the Termination Date for Cause, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

4.3.           Employee Resignation of Employment

(a)       Employee shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice.

(b)           Upon the occurrence of an Employee Resignation as described in 4.3.(a), The Company shall be obligated to pay Employee, those amounts and benefits which would be owed to Employee if The Company had terminated Employee's employment without Cause as described above in Sections 4.1(a) Such amount shall be in addition to any compensation or benefits earned by Employee or to which Employee was entitled prior to the Termination Date.  Such payments shall not be reduced in the event Employee obtains other employment following the Termination Date.

(c)      Should Employee elect to terminate his employment under this Agreement by resignation with less than thirty (30) days prior written notice, the company shall suspend all benefits as defined in section 4.2 above.

4.4.      Termination By Employee or Death.   In the event the Employee dies during employment with the Company, or during a Severance, The Company shall pay to his beneficiary or beneficiaries or his estate, as the case may be, the Base Salary and prorated Target Annual Bonus, less taxes required to be withheld and other applicable withholdings, earned but unpaid pursuant to Sections 3.1 or 3.2 hereof through the Termination Date and the value of any

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earned but unused vacation time due to Employee pursuant to Section 3.5 hereof at the Termination Date. Any such payments due Employee, under this Section 4.4 shall be paid no later than thirty (30) days after the Termination Date. Employee's beneficiary or beneficiaries, shall not have the right to receive compensation or other benefits for any period after the Termination Date which have not vested or been earned as of the Termination Date. The Company shall be obligated to pay Employee, those amounts and benefits which would be owed to Employee if The Company had terminated Employee's employment without Cause as described above in Sections 4.1(a) Such amount shall be in addition to any compensation or benefits earned by Employee or to which Employee was entitled prior to the Termination Date or death. Employee's beneficiary or beneficiaries, shall have the right to receive compensation or other benefits which have already vested or been earned as of the Termination Date, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

4.5.    Termination for Disability.   If Employee becomes subject to a mental or physical condition which, in the opinion of the Board, with or without reasonable accommodation, renders Employee unable or incompetent to carry out his work responsibilities or duties which Employee had at the time such condition was incurred, which has existed for at least three (3) months and which in the opinion of a physician selected by the Board is expected to be permanent, to last for an indefinite duration or to last for a duration in excess of six (6) months (a “Disability”), The Company may terminate Employee’s employment hereunder as of the Termination Date specified in a written notice of termination from The Company to Employee. If Employee’s employment is terminated by The Company pursuant to this Section 4.5, The Company promptly following the Termination Date shall pay to Employee, less taxes required to be withheld and other applicable withholdings, the Base Salary and prorated Target Annual Bonus earned but unpaid pursuant to Sections 3.1 and 3.2 hereof through the Termination Date and any earned but unused vacation time due to Employee pursuant to Section 3.5 hereof at the Termination Date. In addition, Employee shall be entitled to receive benefits based on The Company’s applicable disability plans then in effect. Employee shall not have the right to receive compensation or other benefits for any period after the Termination Date which have not vested or been earned as of the Termination Date. Employee shall have the right to receive compensation or other benefits which have already vested or been earned as of the Termination Date, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

4.6.      Termination of The Company’s  Obli gati on .   If, at any time prior to  the date twenty-four (24) months following termination of employment for any reason,  Employee materially breaches any of Employee’s obligations under Articles 5 or 6 of this Agreement, then, in addition to any other remedy of The Company, The Company’s obligation, if any, to make severance payments under Sections 4.1 or 4.3 shall cease as of  the  date such material breach occurs.   Moreover, Employee acknowledges that a material  breach of Articles 5 or 6 of this Agreement will cause irreparable harm to The Company and, if Employee fails to abide by these obligations, The Company will be entitled to seek specific  performance, including immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement, and to seek judgment for damages caused by Employee’s  breach, and to seek other remedies provided by applicable law.

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4.7.      Termination   Date.      Any   termination   of   Employee’s   employment hereunder pursuant to this Article 4, other than a termination as a result of Employee’s death, shall be effected by written notice of termination.   Any written notice of termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provisions so indicated.    The effective date of any such termination (the “Termination Date”) shall be as follows:

(a)           In the event of a termination due to Employee’s death, the date of such death.

(b)       In the event of termination for any reason other than Employee’s death, the date specified in the written notice of termination which in no event shall be prior to the date of delivery of such notice.

ARTICLE 5 - CONFIDENTIALITY

5.1.     Nondisclosure.     Employee acknowledges that in the course of employment with The Company, Employee will have access to and will learn confidential information concerning The Company and its Affiliates. Confidential information includes, but is not limited to: (a) information about The Company’s and its Affiliates' customers and suppliers, the terms and conditions under which The Company or its Affiliates deal with customers and suppliers, pricing information, financing arrangements, research materials, manuals, computer programs, techniques, data, marketing plans and tactics, technical information, lists of asset sources, the processes and practices of The Company and its Affiliates, all information contained in electronic or computer files, all financial information, salary and wage information, and any other information that is designated in writing by The Company or its Affiliates as confidential or that Employee knows or should know is confidential; (b) information provided by third parties that The Company or any of its Affiliates is obligated to keep confidential; and (c) all other proprietary information of The Company or any of its Affiliates. Employee acknowledges that all confidential information is and shall continue to be the exclusive property of The Company, whether or not prepared in whole or in part by Employee and whether or not disclosed to or entrusted to Employee in connection with employment by The Company. Employee agrees not to disclose confidential information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of The Company. Employee agrees that he will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of confidential information, except as may be necessary to perform work done by Employee for The Company. Employee agrees to exercise the highest degree of care in safeguarding confidential information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by The Company to ensure maintenance of the confidentiality of the confidential information. Employee agrees in addition to the specific covenants contained herein to comply with all of The Company’s policies and procedures for the protection of confidential information.

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5.2.      Exclusions.   Section 5.1 shall not apply to the following information: (a) information previously, now or hereafter voluntarily disseminated by The Company or its Affiliates to the public or which otherwise becomes part of the public domain through lawful means;  (b) information  known  to  Employee  prior  to  Employee’s  employment  with  The Company; (c) information received by Employee from third parties not known by Employee to be subject to a confidentiality agreement with The Company or its Affiliates; or (d) information which is not principally derived from the business plans and activities of The Company or its Affiliates.

5.3.      Confidential   Proprietary   and   Trade   Secret   Information   of   Others. Employee represents that he has been a party regarding the confidential information of others and Employee understands that Employee’s employment by The Company will not require Employee to breach any such agreement.   Employee will not disclose such confidential information to The Company nor induce The Company to use any trade secret proprietary information received from another under an agreement or understanding prohibiting such use or disclosure.

5.4.   No Unfair Competition. Employee hereby acknowledges that the sale or unauthorized use or disclosure of any of The Company’s or its Affiliates' confidential information (as described in Section 5.1 above) obtained by Employee by any means whatsoever, at any time before, during, or after the Term shall constitute unfair competition. Employee shall not engage in any unfair competition with The Company or its Affiliates either during the Term or at any time thereafter.

ARTICLE 6 - THE COMPANY’S OWNERSHIP IN EMPLOYEE’S WORK

6.1.   The Company’s Ownership.   Employee agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during Employee’s employment with The Company, either alone or jointly with others, that are conceived or developed on The Company’s time and using The Company’s facilities, and that relate to The Company shall be owned exclusively by The Company, and Employee hereby assigns to The Company all Employee’s right, title, and interest in all such intellectual property. Employee agrees that The Company shall be the sole owner of all domestic and foreign patents and all rights pertaining thereto, and further agrees to execute all documents that The Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including, without limitation, the execution of any assignments, patent applications, or other documents that The Company may reasonably request. This provision is intended to apply only to the extent permitted by applicable law.

6.2.    Return of The Company’s Property and Materials.    Upon termination of employment with The Company, Employee shall deliver to The Company all The Company property and materials that are in Employee’s possession or control, including all of the information described as confidential information in Articles 5 or 6 of this Agreement and including all other information relating to any inventions, discoveries, improvements, trade secrets, formulae, processes, or know-how of The Company.

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6.3.      Ventures.    If  Employee,  during  employment  with  The  Company,  is engaged in or associated with the planning or implementation of any project, program, or venture involving The Company and any third parties, all rights in the project, program, or venture shall belong to The Company, and Employee shall not be entitled to any interest therein or to any commission, finder's fee, or other compensation in connection therewith other than the salary and other benefits to be paid or provided to Employee as provided in this Agreement.

ARTICLE 7 - ARBITRATION

Any claim or controversy between the parties which the parties are unable to resolve themselves, including any claim arising out of Employee's employment or the termination of that employment, and including any claim arising out of, connected with, or related to the formation, interpretation, performance or breach of this Agreement, and any claim or dispute as to whether a claim is subject to arbitration, shall be submitted to and resolved exclusively by expedited arbitration by a single arbitrator in accordance with the following procedures:

7.1.      In the event of a claim or controversy subject to this arbitration provision, the complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy.  Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter.  In the event the parties are unable to resolve the matter within twenty-one (21) days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties.   If a single arbitrator is not selected by mutual consent within ten (10) business days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or a recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the appropriate office of the American Arbitration Association (“AAA”) or of the Federal Mediation and Conciliation Service. If, within three (3) business days of the parties' receipt of such list, the parties are unable to agree upon an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin.  After each party has had four strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

7.2.      Unless the parties agree otherwise, within sixty (60) days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator in the city of Dallas in the State of Texas, or, if different, the city, county and state where Employee is or has most recently been employed by The Company, or such other location as the parties mutually agree.  Within thirty (30) days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

7.3.      In any arbitration hereunder, each party shall pay its own attorneys' fees, costs, expenses, and half of the fees associated with the arbitration, unless the arbitrator orders otherwise.  The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses, and attorneys' fees.  The arbitrator shall have

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no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.   The parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.

7.4.      The decision of the arbitrator shall be final, binding, and non-appealable, except as otherwise permitted by law, and may be enforced as a final judgment in any court of competent jurisdiction.

7.5.      The agreement in this Article 7 to resolve any disputes by arbitration shall extend to claims against any parent, subsidiary, or Affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Agreement. Such agreement, however, shall not apply to claims for workers’ compensation or unemployment compensation benefits.

7.6.      Notwithstanding the foregoing, and unless otherwise agreed between the parties,  either  party may,  in  an  appropriate  matter,  apply to  a  court  for  provisional  relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

7.7.    Any arbitration hereunder shall be conducted in accordance with the employment rules and procedures of the AAA then in effect; provided, however, that, in the event of any inconsistency between the rules and procedures of the AAA and the terms of this Agreement, the terms of this Agreement shall prevail.

7.8.      If any of the provisions of this Article 7 are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Article 7, and this Article 7 shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  If a court should find that the provisions of this Article 7 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 8 - MISCELLANEOUS

8.1.      Severable Provisions.  The provisions of this Agreement are separate and distinct, and if any provisions are determined to be unenforceable, in whole or in part, the remaining provisions, and the enforceable parts of any partially unenforceable provisions, shall nevertheless be enforceable.

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8.2.     Successors and Assigns.  The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation, or otherwise to all or substantially all of the business or assets of The Company to expressly assume and agree to perform in writing this Agreement in the same manner and to the same extent that The Company would be required to perform it if no such succession or assignment had taken place.  This Agreement shall inure to the benefit of and be binding upon The Company, its successors and assigns, and upon Employee and his heirs, executors, administrators and legal representatives. Employee may not delegate his duties hereunder without the prior written consent of The Company.

8.3.    Governing  Law.     The  validity,  interpretation,  performance  and enforcement of this Agreement shall be governed by the laws of the State of Texas, but only to the extent not superseded by federal law.

8.4.      Headings.  Article, section and subsection headings do not constitute part of this Agreement.  They are included solely for convenience and reference, and they in no way define, limit, or describe the scope of this Agreement or the intent of any of its provisions.

8.5.      Integration.  This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, negotiations, and discussions relating to the subject matter of this Agreement.   With this Agreement the parties rescind any previous employment agreements or arrangements.  Any supplement, modification, waiver, or termination of this Agreement is valid only if it is set forth in a writing signed by both parties.  The waiver of any provision of this Agreement shall not constitute a waiver of any other provisions and, unless otherwise stated, shall not constitute a continuing waiver.

8.6.      Notice.  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, when so delivered, (b) if mailed, one (1) week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below or (c) if given by facsimile, when the notice is transmitted to the facsimile number specified below, and the appropriate answerback or telephonic confirmation is received:

If to The Company:
PRINCIPAL SOLAR, INC
15851 Dallas Pkwy, Suite 600
Addison, TX  75001    Telephone: 214-923-1921   Facsimile:  972-899-9276

If to Employee:

Michael Gorton
2332 Lady Cornwall
Lewisville, TX 75056
In order for a party to change its address or other information for the purpose of this section, the party must first provide notice of that change in the manner required by this section.

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EACH PARTY ACKNOWLEDGES that it has had an opportunity to negotiate, carefully consider, and receive advice on the terms of this Agreement before signing it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first written above.

THE COMPANY:	PRINCIPAL SOLAR, INC., a Delaware corporation

By_____________________
Dave Cary, CFO

EMPLOYEE:	By /s/ Michael Gorton
Michael Gorton

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Schedule A
Specific Compensation Terms

Paid Compensation (1):....................................................................................... $22,000 per month
Acrued Compensation..................................................................... $2,000 per month for 18 month
Deferred 2011 Bonus ............................................................................................................$83,400
Bonus: ..................................................................Standard CEO Bonus Program from E&Y Study
Healthcare: .................................................................................................. Up to $1,000 per month
Cell Phone ................................................................................................................ $170 per month

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